UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   James D Aramanda
   105 Challenger Road
   NJ, Ridgefield Park 07660
2. Date of Event Requiring Statement (Month/Day/Year)
   4/15/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Mellon Financial Corporation (MEL)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |34950.3182            |D               |                                               |
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Common Stock                               |1779                  |I               |401(k) Plan 1                                  |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
EMP OPT (Right to Buy) T|7/19/97 2|7/18/06  |Common Stock           |2600     |13.25     |D            |                           |
ype I 7/96              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|7/24/99 2|7/23/08  |Common Stock           |3600     |34.4063   |D            |                           |
ype I 7/98              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|7/23/00 2|7/22/09  |Common Stock           |3700     |35.25     |D            |                           |
ype I 7/99              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|7/21/01 2|7/20/10  |Common Stock           |3900     |40.25     |D            |                           |
ype I 7/00              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|11/30/01 |11/29/10 |Common Stock           |8303     |46.8750   |D            |                           |
ype I 11/00             |2        |         |                       |         |          |             |                           |
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EMP OPT (RIght to Buy) T|1/18/03 2|1/17/12  |Common Stock           |17160    |38.70     |D            |                           |
ype I 1/02              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|1/24/04 2|1/23/13  |Common Stock           |14800    |23.19     |D            |                           |
ype I 1/03              |         |         |                       |         |          |             |                           |
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EMP OPT (Right to Buy) T|7/18/98 2|07/17/07 |Common Stock           |3700     |23.8750   |D            |                           |
ype I 7/97              |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Holdings reported as of 4/15/03.
2. Grant becomes exercisable in annual increments of one-third each beginning on this date.
SIGNATURE OF REPORTING PERSON
James D Aramanda
James D. Aramanda